UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 19, 2013

TECUMSEH PRODUCTS COMPANY
(Exact name of registrant as specified in its charter)

Michigan	0-452	38-1093240
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5683 Hines Drive, Ann Arbor, Michigan	48108
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (734) 585-9500

(not applicable)
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On June 19, 2013, we expanded the size of our Board of Directors from five directors to seven directors, effective immediately. Concurrently with the expansion, on June 19, 2013, our Board of Directors appointed Douglas M. Suliman, Jr. and Gary L. Cowger to fill the newly created vacancies on the Board, effective immediately.
Mr. Suliman and Mr. Cowger will each serve until the 2014 annual meeting of shareholders and until his successor is duly elected and qualified, or until his resignation or removal.
Mr. Suliman is a private investor and since February 2011 has served as President of Breton Capital Management, LLC, a special situation private equity investment management firm.  Mr. Suliman has also served since February 2011 as the Managing Member of Breton Funding SE, LLC, which has majority control of SmartEquip, Inc., an e-commerce network service provider for global equipment manufacturers and their large mobile equipment fleet customers.  From February 2006 until December 2009, Mr. Suliman was Managing Member of NR Investments, LLC, a special purpose entity formed to invest in creditor claims.  From June 2003 until August 2006, he served as Co-Chairman and Executive Director of NationsRent, Inc., a construction equipment rental company.  Mr. Suliman is currently a member of the Trust Board of the Tufts Medical Center, a not-for-profit teaching and research hospital based in Boston, Massachusetts.
Mr. Suliman has extensive corporate restructuring, capital formation, mergers, acquisitions and public company experience, including as a board member and executive officer of NationsRent, Inc., a company that had publicly issued debt.  NationsRent faced liquidation at the time entities controlled by Mr. Suliman and The Baupost Group began acquiring control of the company.  NationsRent was subsequently sold for approximately $1 billion. He previously served on the board of directors of numerous public companies and is a past Trustee and Chairman of the Investment Committee of The Charles River School.  Mr. Suliman is also the largest shareholder among our current directors.
Mr. Suliman was also appointed as an additional member of the Compensation Committee.
Mr. Cowger has served since November 2009 as Chairman and Chief Executive Officer of GLC Ventures, LLC, a business consulting services company.  He retired as Group Vice President of Global Manufacturing and Labor Relations for General Motors Corporation in December 2009, a position that he held since April 2005.  Mr. Cowger began his career with General Motors Corporation in 1965 and held a range of senior leadership positions in businesses and operations in several countries, including President of GM North America, Chairman and Managing Director, Opel, AG, and President of GM de Mexico.  In 2006 he was elected to the National Academy of Engineering and served as the Co-Chair of the Martin Luther King Memorial Foundation's Executive Leadership Cabinet.  He has been a director of Delphi Automotive PLC since November 2009.   He is the immediate past Chairman of the Board of Trustees of Kettering University and is on the Board of Trustees of the Center for Creative Studies.
Mr. Cowger has extensive leadership, manufacturing and public company experience.  Through his substantial experience in the automotive industry across global markets, Mr. Cowger provides industry and operational expertise and strengthens the Board of Directors' global perspective.
Mr. Cowger was also appointed as an additional member of the Governance and Nominating Committee.
There are no arrangements or understandings between Mr. Suliman or Mr. Cowger, on the one hand, and any other persons, on the other hand, pursuant to which Mr. Suliman or Mr. Cowger was selected as a director. Neither of Mr. Suliman nor Mr. Cowger has a direct or indirect material interest in any currently proposed transaction in which the Company is to be a participant and the amount involved exceeds $120,000, nor has Mr. Suliman or Mr. Cowger had a direct or indirect material interest in any such transactions since the beginning of 2012.

In connection with Mr. Suliman's and Mr. Cowger's election as non-employee directors, each was automatically awarded 4,627.0115 deferred stock units under our Outside Directors Deferred Stock Unit Plan, and will be paid (in advance monthly installments) a prorated cash retainer fee of $50,943.40 for the period from June 19, 2013 through the day before the 2014 Annual Meeting of Shareholders (currently scheduled for April 30, 2014). As non-employee directors, Mr. Suliman will receive additional prorated cash retainer fees of $6,367.92 for his service as a member of the Compensation Committee and Mr. Cowger will receive additional prorated cash retainer fees of $4,245.28 for his service as a member of the Governance and Nominating Committee, in each case payable in advance in monthly installments. We also reimburse all directors for reasonable travel expenses.

Item 7.01	Regulation FD Disclosure.
On June 21, 2013, we issued a press release announcing the expansion of our Board and the appointment of two new directors to our Board disclosed in Item 5.02. We are furnishing a copy as Exhibit 99.1 to this report and incorporate it by reference in this Item 7.01.

Item 9.01	Financial Statements and Exhibits.
The following exhibit is filed with this report:

Exhibit No.	Description

99.1	Press release dated June 21, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECUMSEH PRODUCTS COMPANY

Date:	June 21, 2013	By	/s/ James J. Connor
James J. Connor President, Chief Executive Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated June 21, 2013